COMPENSATION COMMITTEE CHARTER

This document has been approved by the President/CEO and COO of MegaWest Energy Corp. and is effective, from the date shown below, as part of MegaWest’s Corporate Governance.

Signed: /s/ George T. Stapleton II	Signed: /s/ R. William Thornton	Date: October 29, 2007

George T. Stapleton II	R. William Thornton

The Corporate Governance and HR Committee shall periodically re-validate this Policy to ensure that it continues to serve the purpose intended.

Purpose

        The Compensation Committee of MegaWest Energy Corp. (the “Company”) is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s Chief Executive Officer (the “CEO”) and the Company’s other executive officers, including the chairman of the board, president, principal financial officer, principal accounting officer (or controller), any vice president in charge of a principal business unit, division or function such as sales, administration or finance, any other officer who performs a policy-making function, or any other person who performs similar significant policy-making functions for the Company (collectively, and including the CEO, the “Executive Officers”). The Committee has overall responsibility for approving and evaluating all compensation plans, policies and programs of the Company as they affect the Executive Officers.

Committee Membership

          The Compensation Committee shall comply with all regulatory and listing requirements.

          The members of the Compensation Committee shall be appointed by the Board on the recommendation of the Nominating Committee. One member of the Compensation Committee shall be appointed as its Chairman by the Board. Compensation Committee members may be replaced by the Board.

Meetings

          The Compensation Committee shall meet as often as necessary to carry out its responsibilities. The Chairman shall preside at each meeting. In the event the Chairman

MEGAWEST Compensation Committee Charter

is not present at a meeting, the Compensation Committee members present at that meeting shall designate one of its members as the acting chair of such meeting.

Committee Responsibilities and Authority

1.

The Compensation Committee shall annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives and determine and approve the CEO’s compensation level based on this evaluation. In determining the incentive components of CEO compensation, the Compensation Committee may consider a number of factors, including, but not limited to, the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years. The CEO shall not be present during any Compensation Committee deliberations or voting respecting his compensation.

2.	The Compensation Committee shall, at least annually, review and approve the annual base salaries and annual incentive payment opportunities of the Executive Officers.

3.

The Compensation Committee shall, periodically and as and when appropriate, review and approve the following as they affect the Executive Officers: (a) all other incentive awards and opportunities, including both cash-based and equity- based awards and opportunities; (b) any employment agreements and severance arrangements; (c) any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and (d) any special or supplemental compensation and benefits for the Executive Officers and persons who formerly served as Executive Officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

4.

The Compensation Committee shall monitor the Company’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and with all other applicable laws affecting employee compensation and benefits.

5.

The Compensation Committee shall review and discuss the Compensation Discussion and Analysis (the “CD&A”) required to be included in the Company’s proxy statement and annual report on Form 10-K by the rules and regulations of the Securities and Exchange Commission (the “SEC”) with management and, based on such review and discussion, determine whether or not to recommend to the Board that the CD&A be so included.

6.	The Compensation Committee shall produce the annual Compensation Committee Report for inclusion in the Company’s proxy statement in compliance with the rules and regulations promulgated by the SEC.

MEGAWEST Compensation Committee Charter

7.	The Committee shall oversee the Company’s compliance with the requirement under AMEX Company Guide that, with limited exceptions, shareholders approve equity compensation plans.

8.	The Compensation Committee shall receive periodic reports on the Company’s compensation programs as they affect all employees.

9.	The Compensation Committee shall make regular reports to the Board.

10.	The Compensation Committee shall annually review its own performance.

11.

The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist it in the evaluation of Executive Officer compensation and shall have sole authority to approve the consultant’s fees and the other terms and conditions of the consultant’s retention.

12.	The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate.

MEGAWEST Compensation Committee Charter